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				CERTIFICATE OF INCORPORATION

							OF

				   BYZANTINE VENTURES, INC.


						  ARTICLE I

		The name of this Corporation is Byzantine Ventures, Inc.

						  ARTICLE II

	The address of the registered office of this Corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. This Corporation's registered agent at that address is Corporation Service Company.

						ARTICLE III

	The name and address of the incorporator of this Corporation is:

				Katherine F. Jen, Esq.
				c/o Shartsis, Friese & Ginsburg LLP
				One Maritime Plaza, 18th Floor
				San Francisco, CA  94111.

						ARTICLE IV

	The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

						ARTICLE V

	This Corporation is to have perpetual existence.

						ARTICLE VI

	This Corporation is authorized to issue 10,000,000 shares of common stock, with $0.001 par value. Authority is hereby expressly granted to the Board of Directors of this Corporation from time to time to issue any authorized but unissued shares of common stock for such consideration and on such terms as it may determine.

						ARTICLE VII

	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of this Corporation is expressly authorized to adopt, amend or repeal from time to time any or all of the Bylaws of this Corporation.

						ARTICLE VIII

	The number of directors which shall constitute the whole Board of Directors of this Corporation shall be as specified in the Bylaws of this Corporation, subject to Article VII and this Article VIII.

						 ARTICLE IX

	A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to this Corporation or its stockholders,
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. Neither the amendment or repeal of this Article IX nor the adoption of any provision of the Certificate of Incorporation or the Bylaws or any statute inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX with respect to any act or omission occurring, or any cause of action, suit or claim that but for this Article IX would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

						ARTICLE X

	This Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other person whomsoever by or pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted, subject to the rights reserved in this
Article X.

						ARTICLE XI

	Meetings of stockholders may be held outside the State of Delaware, if the Bylaws so provide. The books of this Corporation may be kept (subject to any provision of law) outside the State of Delaware.
Elections of directors need not be by ballot unless the Bylaws of this Corporation shall so provide.

	THE UNDERSIGNED, being the incorporator named above, for the purpose of forming a corporation to do business within and without the State of Delaware, and pursuant to the Delaware General Corporation Law, does hereby make and file this Certificate of Incorporation.

Signed on December 27, 1999


							/s/ Katherine F. Jen
							Katherine F. Jen, Incorporator



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